Exhibit 99.1

Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

GAO issues report on Federal Family Education Loan Program

(Lincoln, NE) - Nelnet (NYSE: NNI) announced on September 21, 2004, the U.S. Government Accountability Office (GAO) issued a Report to Congressional Requesters titled "Federal Family Education Loan Program: Statutory and Regulatory Changes Could Avert Billions in Unnecessary Federal Subsidy Payments."

In the report, the GAO recommended that Congress should consider amending the Higher Education Act to address the issues identified by the GAO report, but particularly to change the yield for loans made or purchased in the future with the proceeds of pre-October 1, 1993 tax-exempt bonds, and any associated refunding bonds, to more closely reflect the loans' financing costs and current market interest rates. The report also recommended the Secretary of Education promulgate regulations to discontinue the payment of the special allowance applicable to loans financed with pre-October 1, 1993 tax-exempt bonds that are subsequently transferred to taxable bonds or tax-exempt bonds issued on or after October 1, 1993.

The College Access and Opportunities Act of 2004, introduced on May 5, 2004 by Congressmen John Boehner and Howard P. "Buck" McKeon, includes provisions related to the elimination of the 9.5% special allowance floor referenced in the GAO report. "Nelnet has supported the proposed legislation since its introduction," commented Don Bouc, President of Nelnet and the company's chief spokesperson. Mr. Bouc added, "The proposed legislation would use the resulting savings to increase access and opportunity for millions of students across the country."

In addition to the College Access and Opportunities Act, other legislation has been introduced related to the 9.5% special allowance payments. Nelnet cannot predict what actions, if any, Congress or the Department of Education may take in response to the GAO report, various proposed legislative initiatives or otherwise. Future actions, if any, taken by Congress or the Department of Education with respect to the applicability of the minimum 9.5% yield may have a material adverse effect on Nelnet's financial condition and results of operations.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

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Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.